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EXHIBIT 5.1

[LETTERHEAD LATHAM & WATKINS]

May 14, 2001

Duane Reade Inc.
440 Ninth Avenue
New York, New York 10001

Re: 8,050,000 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

    In connection with the registration of 8,050,000 shares of common stock, par value $.01 per share (the "Shares") of Duane Reade Inc., a Delaware corporation ("the Company"), under the Securities Act of 1933, as amended (the "Act"), of which 4,000,000 Shares will be offered by the Company (the "Company Shares") and 4,050,000 Shares (including 1,050,000 Shares that may be so offered pursuant to an over-allotment option granted to the underwriters) will be offered by certain selling stockholders (the "Selling Stockholder Shares"), on Form S-3 to be filed with the Securities and Exchange Commission (the "Commission") on May 14, 2001, as amended (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

    In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

    In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

    We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

    Subject to the foregoing, it is our opinion that (i) the Company Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

    We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                      Very truly yours,
                      LATHAM & WATKINS

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[LETTERHEAD LATHAM & WATKINS] May 14, 2001
Re: 8,050,000 shares of Common Stock, par value $.01 per share